Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (together with all Schedules hereto, this “Agreement”) is dated as of [ • ] (the “Effective Date”), by and between Scientific Games Corporation, a Nevada corporation (“SGC”), Scientific Games International, Inc., a Delaware corporation (“SGI”), and Bally Gaming, Inc., a Nevada corporation (“Bally”) (each of SGC, SGI, and Bally individually a “Provider” and, together with any other entities that join this Agreement pursuant to Section 2.1(d), the “Providers”), and SciPlay Holding Company, LLC, a Nevada limited liability company (“SciPlay” or “Recipient” and, together with Providers, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, Recipient desires to engage Providers to provide certain services to Recipient and its Affiliates, and Providers are willing to provide such services to Recipient and its designated Affiliates in consideration of certain fees;

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINED TERMS; USAGE

1.1          DEFINED TERMS

For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section 1.1:

“Affiliates” means, with respect to a Person, a corporation or other entity directly or indirectly controlled by, controlling or under common control with such Person; provided, however, (a) Providers’ Affiliates shall not include Recipient and its Affiliates as described in clause (b) of this definition, and (b) Recipient’s Affiliates shall be limited to SciPlay Corporation, SciPlay Parent Company, LLC, Phantom EFX, LLC, C.O.A.S. Company Ltd, SpiceRack Media, LLC, Dragonplay Ltd, and any of their respective Subsidiaries.

“Agreement” is defined in the preamble.

“Business Day” means any day other than a day, which is Saturday or Sunday, or other day on which commercial banks in New York City, New York are authorized or required to be closed.

“Confidential Information” is defined in Section 4.2(b).

“Disclosing Party” is defined in Section 4.2(a).

“Due Date” is defined in Section 3.2(b).

“Effective Date” is defined in the preamble.

“Expenses” is defined in Section 3.1(b).

“Force Majeure Event” means any event that hinders, limits or prevents the performance by a Party of its obligations hereunder or makes such performance commercially impracticable or impossible and that is beyond the reasonable control of such Party, including death, disability, fire, explosion, action of the natural elements, riot, war, acts of terrorism, equipment failure, shortages or unavailability of transportation or raw materials, changes in laws or regulations, orders or decrees and similar events.

“Initial Term” is defined in Section 5.1.

“Joinder” is defined in Section 2.1(d).

“Nominated Representative” is defined in Section 7.1.

“Parties” or “Party” is defined in the preamble.

“Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, governmental body or any other body with legal personality separate from its equity holders or members.

“Personnel” means the Provider Personnel or Recipient Personnel, as the context requires.

“Provider” is defined in the preamble.

“Provider Personnel” means, with respect to any Provider, the employees, agents or other personnel of such Provider that perform work in connection with any Services.

“Receiving Party” is defined in Section 4.2(a).

“Recipient” is defined in the preamble.

“Recipient Personnel” means any employees, agents or other personnel of Recipient or its Affiliates that support or receive any work in connection with any Services.

“Schedules” means the schedules hereto.

“Service Fees” is defined in Section 3.1(a).

“Service Modification” means a modification to the terms and conditions relating to the performance of or payment for a previously agreed-upon Service to reflect, among other things, new procedures, processes or other methods of providing such Service; provided that the mere transfer of provision of a Service to a new Provider who executes a Joinder, without any other changes to the terms and conditions relating to such Service, is not considered a Service Modification.

“Services” is defined in Section 2.1(a)(i).

“Subsidiary” means, with respect to any Person on any date, any other Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Term” is defined in Section 5.1.

“Term Extension” is defined in Section 5.1.

“Third Party Service Provider” means, with respect to any Provider, any third-party subcontractor of such Provider who provides Services hereunder.

“Transition Plan” is defined in Section 2.1(a)(ii).

1.2          USAGE; GENERAL RULES OF CONSTRUCTION

Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise.  The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.  “Herein,” “hereof” and “hereto” are references to this Agreement.  Any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.  Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.  Any reference to a Party refers to such Party and its successors and permitted assigns.

ARTICLE 2
SERVICES

2.1          SERVICES

(a)           Provision of Services.

(i)            Subject to Section 2.1(a)(ii), beginning on the Effective Date, Providers will provide Recipient (or, if requested by Recipient, Recipient’s Affiliates) each of the services set forth on Schedule A (each a “Service” and collectively, the “Services”).    For the avoidance of doubt, any tasks necessary to accomplish the Services, even if such tasks are not expressly set forth on Schedule A, shall be deemed to be part of the “Services” to be performed hereunder.  If there is any inconsistency between the terms of the body of this Agreement and any applicable Schedule, the terms of this Agreement will govern, unless the applicable Schedule explicitly states that it is intended to supersede the body of this Agreement.

(ii)           If requested by Recipient, the Parties will develop a plan for the transition of specified Services to Recipient (the “Transition Plan”).  The Transition Plan will provide for the transition of Services to Recipient within 90 days from written notice by Recipient to the applicable Providers, and will include appropriate support mechanisms, training, and other services, as agreed to by the Parties.

The planning and implementation of the Transition Plan will be considered a “Service” for the purposes of this Agreement, and will be provided by the applicable Providers at commercially reasonable rates, agreed by the Parties individually for each specific Transition Plan, and invoiced and paid in accordance with Article 3.  Upon successful implementation of a Transition Plan for any Service, Providers shall no longer provide this Service.  For clarity, a Transition Plan may address an entire Service as set forth in Schedule A or a portion of a Service that will result in a reduction of the Service Fee paid by Recipient to Providers.

(b)           Standard of Care.  Providers will deliver or cause to be delivered the Services that they are obligated to provide hereunder to Recipient (or, if requested by Recipient, Recipient’s Affiliates):

(i)            in accordance with this Agreement and applicable law; and

(ii)           in a timely and workmanlike manner.

(c)           Service Modifications.  During the Term, any Provider shall have the right to make a Service Modification upon notice to Recipient if the Service Modification results from any changes that such Provider is implementing in connection with the operation of its business generally, provided that such Service Modification shall not occur prior to ninety (90) days after Recipient receives written notice of such Service Modification from the Providers and that such Service Modification will not require any increase the Service Fees unless Recipient will benefit from such Service Modification and confirms in writing to Providers that it will accept such Service Fee increase.  Any other Service Modifications desired by either Party shall require the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Nominated Representatives may provide such a consent.  If a Service Modification is approved in accordance with this Section 2.1(c), then Schedule A and the definition of the Services, as applicable, will be amended in accordance with Section 7.5 below as agreed by the Parties to reflect the implementation of the Service Modification and any other agreed-upon terms or conditions relating thereto.  For clarity, if Recipient decides it no longer desires to receive a Service from Providers, it may so inform Providers on ninety (90) days’ notice and the Service Fees will be adjusted accordingly.

(d)           Additional Providers.  In the event that one or more Providers determine that an Affiliate of a Provider, who is not then a Party hereto, will be providing Services hereunder, Recipient hereby consents to the provision of such Services by such Affiliate, provided that such Affiliate executes a joinder in the form of Schedule B to become a Party hereto and obligated hereby (the “Joinder”).  Upon execution of such Joinder, such Affiliate shall be deemed to be a Provider hereunder.  In the event that there is also a Service Modification (if, for example, there are certain other changes relating to the applicable Services, or if the new Provider will be providing a new Service), then the provisions of Section 2.1(c) shall apply, and the Service Modification will need to be approved and Schedule A amended in accordance therewith.

(e)           Personnel.  As between Providers and Recipient, Providers will have the sole and exclusive responsibility for all of their respective Provider Personnel, including but not limited to responsibility for the payment of any and all compensation, unemployment insurance, worker’s compensation, disability insurance, employee benefits and other employment-related charges and deductions with respect to the Provider Personnel.

(f)            Books and Records.  Providers shall keep books and records of the Services provided and commercially reasonable supporting documentation of all charges and expenses incurred in providing such Services, including books and records and reasonable supporting documentation for the calculation of the applicable Service Fees.  Providers shall make such books and records available to Recipient, upon reasonable notice, during normal business hours.

(g)           Subcontractors.  Providers shall not be permitted to engage any Third Party Service Providers to perform any or all of its obligations under this Agreement without the prior written consent of Recipient, which consent may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, and without Recipient’s consent, (i) any Provider shall be permitted to engage a Third Party Service Provider to perform any functions that constitute a Service or that otherwise are in support of a Service if such Provider has also engaged such Third Party Service Provider to perform such functions on behalf of Provider in support of Provider’s operation of its own business, (ii) any Provider may subcontract to any Third Party Service Providers who are currently providing services to such Provider or any of its Affiliates, and (iii) any Provider may subcontract to any Third Party Service Providers to perform any functions that constitute a Service or that otherwise are in support of a Service in the ordinary course of business.  To the extent any Provider uses any Third Party Service Providers for any purpose, such Provider shall remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the manner in which such Services are performed as set forth in Section 2.1(b) hereof and the content of the Services provided to Recipient.  Furthermore, to the extent Third Party Service Providers require representations on behalf of personnel who work for Recipient or its Affiliates, Provider Personnel shall not be liable for errors, omissions or delays related to such information provided.

2.2          OTHER RESPONSIBILITIES

(a)           General Obligations.  Where input or other information from Recipient or any of its Affiliates is reasonably necessary in connection with the provision of the Services, Recipient will, and will cause its Affiliates to, deliver such input or other information to the applicable Provider in a general format and level of detail and at the general times as agreed by such Provider and Recipient.  If Recipient or any of its Affiliates fail to comply with the foregoing, the applicable Provider will be relieved of its obligations under Sections 2.1(a) and 2.1(b), as appropriate, until such time as Recipient or any of its Affiliates complies, to the extent such failure to comply renders performance of the Services or the achievement of such standards described in such Sections impractical or impossible.

(b)           Provision of Access.

(i)            Subject to Providers’ compliance with Recipient’s and its Affiliates’ policies and procedures governing access to and use of its premises, facilities and equipment, the Provider Personnel will have such access to Recipient’s and its Affiliates’ premises, facilities, equipment (including access to telephones, photocopying equipment and the like), software and personnel, during normal business hours and in a manner that does not interfere with Recipient’s and its Affiliates’ ability to operate their business, as is reasonably necessary to provide the Services in accordance with the terms of this Agreement.

(ii)           Subject to Recipient’s and its Affiliates’ compliance with Providers’ policies and procedures governing access to and use of their premises, facilities and equipment, Recipient Personnel will have such access to Providers’ premises, facilities, equipment (including access to telephones, photocopying equipment and the like), software and personnel, during normal business hours and in a manner that does not interfere with Providers’ ability to operate their business, as is reasonably necessary to support or receive the Services in accordance with the terms of this Agreement.

ARTICLE 3
PAYMENT

3.1          FEES / EXPENSES

(a)           The fees for the provision of each Service are set forth for such Service on Schedule A (the “Service Fees”).  Recipient shall pay the Service Fees to the Providers in accordance with Section 3.2 for the provision of the Services.  The Fees charged pursuant to Schedule A are intended to reflect the actual costs of Providers to provide the Services to recipients.  Either Party may request that the rates charged pursuant to Schedule A be reviewed no more than once each calendar year by either Party with the cost of such review being borne by the Party requesting such review.  In the event that a review determines that the costs of Schedule A are not reflective of the actual costs related to the Services, Schedule A shall be revised prospectively to reflect such costs.

(b)           Recipient will reimburse each Provider for any reasonable, documented expenses, incurred by such Provider solely in connection with the performance of the Services (“Expenses”).

(c)           In the event the year over year Service Fee expenses charged to Recipient increases by ten percent (10%) or more, Either Party may request a review the Service Fees and confirm that the Service Fee remains accurate or adjust as necessary, with the cost of such review being borne by the party requesting such review.  For example, if Provider begins costly initiatives that do not benefit Recipient, Recipient will not pay a percentage of those initiatives.

3.2          PAYMENTS / BILLING DISPUTES

(a)           Invoices. Promptly following the end of each calendar month during the Term, Providers will provide Recipient with an invoice specifying the Service Fees and Expenses for the Services provided by Providers during such month, and setting forth in reasonable detail a description of the Services performed and expenses incurred, and the Service Fees due for the performance of such Services.

(b)           Payment Terms.  All invoiced amounts will be payable by Recipient within sixty (60) days after receipt of the invoice (the “Due Date”).  All payments shall be made in U.S. dollars to an account or accounts designated by Providers’ Nominated Representative from time to time.  Any such invoiced amounts that are undisputed and unpaid after such sixty (60) day period will accrue interest at a rate of 1% per month from the Due Date until they are paid.

(c)           Billing Disputes.  Recipient must timely make all undisputed payments under Section 3.2(b).  If Recipient in good faith disputes any invoiced amounts, Recipient shall notify the Providers with reasonable specificity of the basis of the dispute, and the Parties will promptly address and attempt to resolve the dispute in accordance with the procedures set forth in Section 7.10.

ARTICLE 4
ADDITIONAL COVENANTS

4.1          INTELLECTUAL PROPERTY

All intellectual property rights, trade secrets or other proprietary rights of a Provider that are used in providing the Services and in any ideas, concepts, inventions or techniques of a Provider that such Provider may use, conceive or first reduce to practice in connection with the Services, including any report, computer program (source code and object code) or programming documentation, manual, chart, specification, formula, database architecture, template, system model, copyright, diagram, description, screen display, schematic, blueprint drawing, listing, record or other materials, are and will remain the exclusive property of such Provider.  Each Provider in turn will grant Recipient a worldwide, non-exclusive, irrevocable license, with the right to sublicense, to make, have made, use, sell, offer for sale, import, copy, maintain, modify, enhance, and create derivative works of such intellectual property rights solely to the extent necessary for Recipient or its designated Affiliates to receive the Services as contemplated hereunder; provided that, for the avoidance of doubt, Recipient and its Affiliates shall treat any trade secrets licensed to it hereunder as the Confidential Information of the applicable Provider, and shall abide by all obligations in Section 4.2 with respect thereto, which obligations shall continue for so long as such intellectual property remains a trade secret (notwithstanding anything to the contrary in Section 4.2(e)).  The Parties will execute any assignments or other instruments that may be appropriate or necessary to give full legal effect to this Section 4.1.

4.2          CONFIDENTIALITY

(a)           General.  Each Provider and Recipient (in each case, as applicable, the “Receiving Party”) will maintain all Confidential Information of the other (the “Disclosing Party”) in strict confidence, and the Receiving Party will use and disclose such Confidential Information only as authorized under this Agreement or as otherwise authorized in writing by the Disclosing Party.  The Receiving Party further agrees to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b)           Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means the following types of information and other information of a similar nature of the Disclosing Party, whether set forth in a writing, disclosed by the Disclosing Party’s representatives orally or in any other manner: (a) all non-public information and material of the Disclosing Party (and of companies with which the Disclosing Party has entered into confidentiality agreements) which the Receiving Party obtains knowledge of or access to; (b) non-public intellectual property of the Disclosing Party; and (c) business and financial information of the Disclosing Party including but not limited to pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information.

(c)           Exceptions.  Notwithstanding any of the foregoing, Confidential Information does not include information which:  (a) has been made generally available to the public (other than by acts of the Receiving Party or its Affiliates or their respective employees, attorneys, agents, consultants, advisors or representatives in violation of this Agreement), (b) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with the Disclosing Party, (c) was within the possession of the Receiving Party on a non-confidential basis prior to its being furnished to the

Receiving Party by or on behalf of the Disclosing Party, or (d) is independently developed by the Receiving Party or one of its employees, attorneys, agents, consultants, advisors or representatives without reference to or use of the Confidential Information.  Notwithstanding anything to the contrary herein, neither the Receiving Party nor any of its employees, attorneys, agents, consultants, advisors or representatives shall be precluded from disclosing Confidential Information (a) to its Affiliates on a need-to-know basis, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding as required by applicable law, (c) upon the request or demand of any regulatory authority having jurisdiction over such Person or any of its Affiliates, (d) to any prospective purchaser of, or investor in, any or all of the assets, stock or the business of the Receiving Party or any of its subsidiaries, or to any current or prospective lender to the Receiving Party or any of its subsidiaries, provided that such Person executes and delivers a confidentiality agreement containing obligations of confidentiality that are at least as protective, in all material respects, of the Disclosing Party’s Confidential Information as those set forth in this Section 4.2, or (e) as otherwise set forth herein.  If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the Receiving Party will promptly notify the Disclosing Party of such order so that the Disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

(d)           No Implied License.  No license or conveyance of any rights to any intellectual property is granted to the Receiving Party by the disclosure of Confidential Information pursuant to this Agreement.

(e)           Survival.  The obligations contained in this Section 4.2 will survive the termination or expiration of this Agreement for a period of three (3) years; provided, however, that notwithstanding the expiration of such three (3) year period, (i) for Confidential Information that comprises trade secrets, these obligations shall continue for so long as such Confidential Information remains a trade secret, and (ii) all Confidential Information also received or disclosed pursuant to any other agreement between the Parties to this Agreement or their Affiliates will continue to be governed by the confidentiality provision of any such agreement, to the extent applicable.

(f)            Termination.  Upon termination of a Service, the Parties shall, upon prior written request, return to the other Party or destroy (at the Disclosing Party’s option) all Confidential Information of the applicable Services, unless such Confidential Information is required for performance of the remaining Services except to extent and for the period in which a Party is required to hold the Confidential Information in order to comply with surviving obligations in this Agreement or applicable law.  Upon termination of the Agreement, the Parties shall, upon prior written request, return to the other Party or destroy (at the Disclosing Party’s option) all Confidential Information, except to extent and for the period in which a Party is required to hold the Confidential Information in order to comply with surviving obligations in this Agreement or applicable law.

4.3          AUDIT ASSISTANCE

If either Party is subject to (i) a request from or audit by a governmental authority, standards organization or customer or (ii) legal or arbitration proceedings in which such Party requests access to or an audit of books, records, documents or accounting practices and procedures pursuant to applicable laws, rules, regulations, standards or contract provisions and such examination or audit relates to the Services, the other Party will provide, at the sole cost and expense of the requesting Party, all reasonable assistance requested by the Party that is subject to the audit or proceedings in responding to such audits, requests for information, or legal or arbitration proceedings, to the extent that such assistance or information is (a) within the reasonable control of the cooperating Party and (b) related to the Services.

ARTICLE 5
TERM AND TERMINATION

5.1          TERM

This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to Section 5.2, shall remain in effect for a period of two (2) years (the “Initial Term”).  The Initial Term will automatically extend for additional one (1) year periods (each, a “Term Extension”) unless either Party gives at least thirty (30) days’ notice to the other Party of its intent not to renew the Agreement.  The Initial Term, together with all Term Extensions, if any, are referred to hereunder as the “Term.”

5.2          TERMINATION

(a)           Termination of Specific Services.

(i)            By Recipient.  Recipient may require that a Provider cease providing all or any part of the Services that such Provider is required to provide hereunder by providing notice to such Provider’s Nominated Representative which identifies the specific Services to be terminated and the date on which they must be terminated.  Unless a shorter period is specified for a particular Service in Schedule A, notice of early termination by Recipient must be provided at least thirty (30) days prior to the effective date of such termination.  Except as otherwise provided in Schedule A, with respect to the termination of a particular Service, within fifteen (15) days of receipt of such notice of termination, the applicable Provider shall provide written notice to Recipient if termination of the specified Services would require the termination of any other Services.  Within fifteen (15) days of receipt of such notice from such Provider, Recipient shall have the option, upon written notice to Provider, to rescind its original cancellation notice.

(ii)           By Providers.  Any Provider may terminate the provision of a Service hereunder, without any liability to Recipient resulting from such termination, if such Provider provides Recipient at least ninety (90) days’ advance notice of such termination, in order to provide Recipient with a reasonable period of time to in-source such Service or engage a new service provider.

(b)           Termination of the Agreement.  This Agreement may be terminated:

(i)            by mutual agreement of the Parties in writing;

(ii)           automatically, upon termination of all of the Services in accordance with Section 5.2(a);

(iii)          by Providers, upon ten (10) days advance written notice to Recipient, if any of the Providers determine that (a) the provision of Services under this Agreement would cause any of the Providers to violate, trigger a default or event of default under, or require any determination or opinion that has not previously been obtained in order to comply with, any of the debt agreements of Providers or their respective Affiliates, or (b) Recipient is unable to meet their payment obligations under Section 3.2.

(iv)          by Providers upon the dissolution of Recipient or any of its Affiliates.

5.3          EFFECT OF TERMINATION

If this Agreement is terminated pursuant to Section 5.2(b), all of the Parties’ obligations hereunder will terminate, except with respect to any surviving Services, if any, and except that, in any event, Sections 4.1, 4.2 (for three (3) years only), 4.3, 7.2, 7.5 through 7.14 as well as Articles 1,  3 and 6, and this Section 5.3, will survive and the Parties’ rights to pursue all legal remedies for breaches of the Agreement will survive unimpaired.  Following expiration or termination of this Agreement, each Party remains responsible for paying to the other Party all accrued but unpaid Service Fees or Expenses, as applicable, through the date of termination, in accordance with Section 3.2.  The termination of this Agreement will not be deemed to be an election of remedies by a terminating Party.

ARTICLE 6
WARRANTIES; LIMITATION OF LIABILITY

6.1          WARRANTIES; DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.1(B), NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.  To the extent that a Party may not as a matter of applicable law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.

6.2          LIMITATION ON LIABILITY

(a)           Consequential and Other Damages.  NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DIMINUTION OF VALUE WHATSOEVER WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, BUSINESS INTERRUPTIONS AND CLAIMS OF CUSTOMERS, EXCEPT IN THE EVENT OF CONFIDENTIALITY OBLIGATIONS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)           Liability Cap.  THE AGGREGATE LIABILITY OF EACH PARTY WITH RESPECT TO THIS AGREEMENT (OTHER THAN WITH RESPECT TO SUCH PARTY’S OBLIGATION TO PAY FEES) OR IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICE PROVIDED UNDER THIS AGREEMENT SHALL BE LIMITED TO (i) IN THE CASE OF ANY PROVIDER, THE FEES PREVIOUSLY PAID TO IT  BY THE SERVICE RECIPIENT HEREUNDER, AND (ii) IN THE CASE OF RECIPIENT, ANY UNPAID AMOUNTS OWED BY IT TO THE APPLICABLE PROVIDER HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO A PARTY’S CONFIDENTIALITY OBLIGATIONS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 7
GENERAL PROVISIONS

7.1          NOMINATED REPRESENTATIVES

Each Party will appoint a representative (a “Nominated Representative”) to facilitate communications and performance under this Agreement during the Term.  Each Party may treat an act of a Nominated Representative of the other Party as being authorized by such Party without inquiring behind such act or ascertaining whether such Nominated Representative had authority to so act.  As of the Effective Date, Providers’ Nominated Representative shall be Michael A. Quartieri, and Recipient’s Nominated Representative shall be Michael Cody.  Each Party will have the right at any time and from time to time to replace its Nominated Representative by giving notice in writing to the other Party setting forth the name of the Nominated Representative to be replaced and the name of his or her replacement.

7.2          NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, OR facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by notice to the other Party):

If to Recipient:

SciPlay Holding Company, LLC

6650 S. El Camino Road

Las Vegas, NV 89118

Attention: General Counsel

Facsimile: (702) 532-7699

If to any Provider:

c/o Scientific Games Corporation

6650 S. El Camino Road

Las Vegas, NV 89118

Attention: Chief Legal Officer

Facsimile: (702) 532-7699

7.3          FORCE MAJEURE EVENT

Neither Party will be liable or deemed to be in breach of this Agreement for failure or delay of performance caused by a Force Majeure Event as long as the Party whose performance is affected the by the Force Majeure Event notifies the other Party as promptly as practicable thereof and takes commercially reasonable efforts to overcome it and resume performance hereunder as soon as possible.  If a Party’s performance is affected by a Force Majeure Event, the time for that Party’s performance will be extended or, as appropriate, suspended for the duration of the Force Majeure Event without liability, except as otherwise provided in this Agreement.  Each Provider shall treat Recipient or its designated

Affiliates in the same manner as any other external recipient for the affected Services, if any, in connection with the resumption of performance.  During the period of a Force Majeure Event affecting performance by any Provider of any Service(s), Recipient (a) shall be relieved of the obligation to pay Service Fees for such Services(s) throughout the duration of such Force Majeure Event, and (b) shall be entitled to seek an alternative service provider with respect to such Service(s).

7.4          FURTHER ACTIONS

Upon the request of either Party, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

7.5          ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

7.6          DRAFTING AND REPRESENTATION

The Parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted for or against a Party because that Party or its legal representative drafted the provision.

7.7          SEVERABILITY

If a court of competent jurisdiction or arbitral tribunal holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or other limit of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.8          ASSIGNMENT; SUCCESSORS; THIRD-PARTY RIGHTS

Except as otherwise set forth herein, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, any Provider may freely assign any of its rights under this Agreement or delegate any of its obligations under this Agreement to an Affiliate.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each Party’s respective successors and permitted assigns.

7.9          WAIVER

The rights and remedies of the Parties are cumulative and not alternative.  Neither any failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, and (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given.

7.10        RESOLUTION OF DISPUTES

(a)           Dispute Resolution Procedures.  The Parties will cooperate in good faith and use commercially reasonable efforts to informally resolve any disputes under this Agreement.  All disputes shall be promptly referred to the Nominated Representatives for resolution.  If the Nominated Representatives are unable to resolve any dispute within thirty (30) Business Days, the dispute shall be referred to senior executives of the Parties for resolution.  If the senior executives are unable to resolve the dispute within forty (40) Business Days following the referral of the dispute to them, then either Party may bring an action to resolve the dispute in accordance with Section 7.10(b).

(b)           Consent to Jurisdiction.  Subject to Section 7.10(a), each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for the purposes of any action or proceeding arising out of this Agreement or any transaction contemplated hereby.  Subject to Section 7.1(a), each of the Parties irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such action or proceeding, and waives any objection it might otherwise have to service of process under law.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

7.11        WAIVER OF JURY TRIAL

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION PURSUANT TO SECTION 7.10(B) BY A JUDGE SITTING WITHOUT A JURY.

7.12        CONTINUED PERFORMANCE

Providers agree to continue performing their obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of the Agreement.

7.13        GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles that would require the application of any other law.

7.14        COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.  For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.  Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

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The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PROVIDERS:

Scientific Games Corporation

By:
	Name:	Michael A. Quartieri
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Scientific Games International, Inc.

By:
	Name:	Michael A. Quartieri
	Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Bally Gaming, Inc.

By:
	Name:	Michael A. Quartieri
	Title:	President, Treasurer and Secretary

RECIPIENT:

SciPlay Holding Company, LLC

By:
Name:
Title:

Schedule A

Services

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in Services Agreement.

1.             Corporate Services: The Providers shall provide the Services set forth in Table 1 below.  Unless otherwise specified, these Services shall be consistent with similar services provided by the Providers within the designated corporate level functional group(s) to or on behalf of Scientific Games Corporation and its Affiliates. The Service Fee applicable to each Service set forth in Table 1 below per calendar month shall be equal to (a) the total corporate level functional group selling, general and administrative expenses and research and development expenses of Scientific Games Corporation and its Affiliates for such month for such Services multiplied by (b) the corresponding percentage set forth under “Applicable Percentage” in Table 1 below.

Table 1

Services	Applicable Percentage

Finance	5.7%
Corporate Development	20.0%
Human Resources	5.0%
Legal	5.0%
Compliance / Security	5.0%
Facilities	2.3%
Information Technology	5.0%
Purchasing	5.0%

2.             Corporate Direct Costs: From time to time, Providers incur costs that are wholly attributable to Recipient and its Affiliates, such as leases, audit fees, special projects and other expenses. Providers shall be entitled to include these costs in the calculation of the Service Fee as they are incurred, to the extent not duplicative with the Corporate Services allocations listed in Section 1 above. These costs include allocable expenses directly attributable to Recipient, which could include liability related to litigation awards based on the social business, allocable costs for software seat licenses or other costs for which Recipient is solely responsible.

3.             Social Gaming Personnel: Providers and their respective Affiliates employee personnel whose primary responsibilities are to support the business of Recipient and / or its Affiliates (meaning such personnel spend at least ninety percent (90%) of their time focused on Social Gaming responsibilities) (the “Social Gaming Personnel”). Providers shall be entitled to include all payroll expenses and expenses incidental to the employment of such Social Gaming Personnel (including, but not limited to, travel and related costs, training and similar expenses) (such expenses, the “Social Gaming Personnel Expenses”) in the calculation of the Service Fee as they are incurred, to the extent not duplicative with the Corporate

Services allocations listed in Section 1 above. Recipient acknowledges and agrees that Scientific Games India Private Limited, which is an Affiliate of Scientific Games Corporation, may employ Social Gaming Personnel, and Providers shall be entitled to include all Social Gaming Personnel Expenses in the calculation of the Service Fee, and (b) upon the approval of the relevant authorities in India, Scientific Games India Private Limited, who is an Affiliate of Scientific Games Corporation, may employ Social Gaming Personnel, and Providers shall be entitled to include all Social Gaming Personnel Expenses in the calculation of the Service Fee.

4.             Social Gaming Attributed Rent: Providers and their respective Affiliates own or lease certain real property where Recipient and its Affiliates are located. Providers shall be entitled to include in the Service Fee attributed rent for the use of such property in its entirety if the expense is solely related to Social Gaming or based on a proportionate headcount allocation if the property is shared.

5.             Stock-based compensation: Providers and their respective Affiliates employ personnel who engage in providing the Services to Recipient and which employees engaging in providing the Services receive stock-based compensation based on the stock of Scientific Games Corporation. On a monthly basis such stock-based compensation amounts shall be allocated by Provider to Recipient in a stock-based compensation charge separate from the Service Fee, and not reimbursed in cash. The Applicable Percentage for such charge shall be 4.2% of the allocable stock-based compensation pool.

Schedule B

Joinder

                , a                 company (“New Provider”), hereby joins in the Services Agreement by and between Scientific Games Corporation, Scientific Games International, Inc., and Bally Gaming, Inc. as Providers, and SciPlay Holding Company, LLC as Recipient, and certain other parties, dated as of [ • ] (as amended, restated, or otherwise modified from time to time, the “Services Agreement”) as a Provider in order to provide certain Services to Recipient, which Services are identified on Exhibit 1 hereto.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Services Agreement.  In furtherance of the foregoing, New Provider hereby acknowledges that it has received a copy of the Services Agreement and has read and is familiar with the provisions thereof, and in consideration of Recipient’s agreement, among other things, to pay Service Fees to New Provider pursuant to the Services Agreement for Services provided by New Provider following execution of this Joinder, New Provider hereby agrees as follows:

1.              New Provider shall be deemed to be a Provider under the Services Agreement.

2.              New Provider agrees to be bound by all of the terms and conditions of the Services Agreement.

3.              For purposes of Section 7.1 of the Services Agreement, New Provider’s Nominated Representative shall be:

4.              For purposes of Section 7.2 of the Services Agreement, New Provider’s address and contact information for receipt of notices, consents, waivers and other communications is as follows:

[ • ]

[ • ]

[ • ]

Attention: [ • ]

Facsimile: [ • ]

E-mail: [ • ]

IN WITNESS WHEREOF, New Provider has duly executed this Joinder as of the date set forth below.

[New Provider]

By:
Name:
Title
Date

Exhibit 1 to Joinder

Services